Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

AMAG PHARMACEUTICALS, INC.

at

$13.75 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase, dated October 15, 2020

by

COVIS MERGERCO INC.

a wholly owned subsidiary of

COVIS GROUP S.À R.L.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 12, 2020 (ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME ON NOVEMBER 12, 2020), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 15, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Covis Mergerco Inc., a Delaware corporation (the “Offeror”) and an indirect wholly owned subsidiary of Covis Group S.à r.l., a Luxembourg private limited liability company (“Parent”), to act as information agent (“Information Agent”) in connection with the Offeror’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AMAG Pharmaceuticals, Inc., a Delaware corporation (“AMAG” or the “Company”), at a purchase price of $13.75 per Share (the “Offer Price”), net to the holders thereof, payable in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 15, 2020 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the “Offer”). Parent and the Offeror are controlled by certain equity funds managed by Apollo Management IX, L.P (“Management IX”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF AMAG (THE “AMAG BOARD”)

UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES IN THE OFFER.

The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 13—“Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer to Purchase, dated October 15, 2020;

2. the Letter of Transmittal to be used by stockholders of AMAG in accepting the Offer and tendering Shares, including Guidelines for Certification of Taxpayer Identification Number on Form W-9;

3. the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary and Paying Agent”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4. AMAG’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. the return envelope addressed to the Depositary and Paying Agent for your use only.

Certain conditions to the Offer are described in Section 13—“Conditions of the Offer” of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, on November 12, 2020 (one minute after 11:59 P.M. New York City time on November 12, 2020), unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after December 14, 2020, pursuant to SEC (as defined in the Offer to Purchase) regulations.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 1, 2020, by and among AMAG, Parent, Offeror, and (solely with respect to certain sections thereof) Covis Finco S.à r.l., the direct parent company of Parent (the “Debt Financing Borrower”) (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into AMAG, with AMAG (the “Surviving Corporation”) surviving as a wholly owned indirect subsidiary of Parent (the “Merger”). At the closing of the Merger, each outstanding Share (other than Shares owned by AMAG as treasury stock, Shares owned by Parent or Offeror, or Shares irrevocably accepted for payment in the Offer, in each case immediately before the Effective Time (as defined below), and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)), will be canceled and converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (without interest and less any applicable withholding taxes). As a result of the Merger, the Shares will cease to be publicly traded, and AMAG will become a wholly owned indirect subsidiary of Parent. Parent, the Offeror and the Debt Financing Borrower are controlled by certain equity funds managed by Management IX. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—“Sources and Amount of Funds” of the Offer to Purchase), are collectively referred to as the “Transactions.”

The Board of Directors of AMAG has unanimously (a) approved, adopted and declared advisable the Merger Agreement and the Transactions contemplated thereby, including the Offer and the Merger, (b) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of AMAG and its stockholders, (c) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of AMAG accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an “Agent’s Message” (as defined in Section 3—“Procedures for Tendering Shares” of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone number set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror’s expense.

Very truly yours,

Okapi Partners LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, AMAG, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

3